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                                 TENNANT COMPANY
                                 ("CORPORATION")
                 RESTRICTED STOCK PLAN FOR NONEMPLOYEE DIRECTORS
                                    ("PLAN")
               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1999)

1. COMPENSATION.

     Members of the Corporation's board of directors (the "Board") who are not employees of the Corporation ("Nonemployee Directors") have historically been compensated by means of fees including: (i) an annual retainer designated as a fixed dollar amount ("Annual Retainer") for the year which commences on the day immediately after the date of each Annual Meeting of the Corporation's shareholders and ends on the day of the next succeeding Annual Meeting ("Board Year"); and (ii) meeting fees for attendance at meetings of the Board and committees thereof. Commencing January 1, 1999, the Company will no longer pay meeting fees to Nonemployee Directors but will compensate them solely by the issuance of Restricted Shares (as hereinafter defined) pursuant to this Plan. For the Board Year commencing on the day following the Annual Meeting of the Corporation's Shareholders held in 1999, the Annual Retainer, which is intended to compensate Nonemployee Directors for their services as directors, including attendance at meetings, shall be $31,500.

2. PURPOSE; DEFINITIONS.

     The purpose of the Plan is to provide for the issuance of shares of the Corporation's common stock ("Shares") in lieu of the Annual Retainer, such Shares generally to be subject to the restrictions provided herein and to be issued at the beginning of cycles consisting of three Board Years in lieu of the Annual Retainers for the three succeeding Board Years.

     For purposes of the Plan: (i) the first business day of the Board Years commencing in 1993, 1996, 1999, 2002, 2005 and 2008 shall each be referred to as a "Regular Issuance Date"; and (ii) the Annual Retainers for the two Board Years succeeding the Board Year in which a Regular Issuance Date occurs shall be assumed to be in an amount equal to the Annual Retainer for the Board Year in which such Regular Issuance Date occurs.

3. ISSUANCE OF RESTRICTED SHARES.

     (a) In lieu of the Annual Retainers for the Board Year commencing in 1993 and the next two succeeding Board Years: (i) on the first business day of the Board Year commencing in 1993, the Corporation shall issue to each then incumbent Nonemployee Director, Restricted Shares (as hereinafter defined) having a Fair Market Value (as hereinafter defined) equal to 100% of the Annual Retainers for such three Board Years; and (ii) on the first business day

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     of January 1995, the Corporation shall issue to each then incumbent
     Nonemployee Director Restricted Shares having a fair market value equal to 60% of the Annual Retainers for the remaining portion (pro-rated based on the number of days remaining in such Board Year) of the Board Year commencing in 1994 and the Board Year commencing in 1995.

     (b) On the Regular Issuance Date in the year 1996, the Corporation shall issue to each then Incumbent Nonemployee Director, in lieu of the Annual Retainers for the Board Year then commencing and the next two succeeding Board Years, Restricted Shares having a Fair Market Value equal to 150% of the Annual Retainers for such three Board Years.

     (c) On the Regular Issuance Date in the years 1999, 2002, 2005, and 2008, the Corporation shall issue to each then Incumbent Nonemployee Director, in lieu of the Annual Retainers for the Board Year then commencing and the next two succeeding Board Years, Restricted Shares having a Fair Market Value equal to 100% of the Annual Retainers for such three Board Years.

     (d) With respect to any Nonemployee Director who is first elected or appointed to the Board on a date other than the date of the Annual Meeting of the Corporation's shareholders immediately preceding a Regular Issuance Date, the Corporation shall issue to such Nonemployee Director on the date following the date such Nonemployee Director's service commences, in lieu of the Annual Retainer or Annual Retainers for the period from the date such Nonemployee Director's service commences until the next Regular Issuance Date, Restricted Shares having a Fair Market Value equal to either
     (i) 100% of the Annual Retainer or Annual Retainers for such period with respect to Nonemployee Directors first elected or appointed to the Board after the Regular Issuance Date in 1993 and on or before January 1, 1995, or (ii) 150% of the Annual Retainer or Annual Retainers for such period with respect to Nonemployee Directors first elected or appointed to the Board after January 1, 1995, and before January 1, 1999, or (iii) 100% of the Annual Retainer or Annual Retainers for such period with respect to Nonemployee Directors first elected or appointed to the Board on or after January 1, 1999. For this purpose, the Annual Retainer for any fraction of a Board Year shall be pro-rated based on the portion of the Board Year occurring from and after the date that the Nonemployee Director's service commences.

     (e) The Board may from time to time increase or decrease the designated fixed dollar amount of the Annual Retainer, provided that the Board shall not change the amount of the Annual Retainer for purposes of the Plan more frequently than once every six months. For purposes of the Plan, unless the Board designates a subsequent effective date, any such increase or decrease in the Annual Retainer shall be considered to be effective on the business day

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     immediately following the date on which the Board action was taken resulting in such increase or decrease. If the Annual Retainer is decreased, there shall be no adjustment in the number of Restricted Shares previously issued pursuant to the Plan. If the Annual Retainer is increased effective as of any date other than a Regular Issuance Date, then the Corporation shall, on the date such increased Annual Retainer becomes effective, issue to each then Incumbent Nonemployee Director (other than a Nonemployee Director first elected or appointed to the Board on the date preceding the date such increased Annual Retainer became effective), in lieu of such increased amount of Annual Retainer for the period from the date such increased Annual Retainer became effective until the next Regular Issuance Date, Restricted Shares having a Fair Market Value equal to, (i) with respect to any increased Annual Retainer for periods prior to January 1, 1999, 150% of the amount, and (ii) with respect to any increased Annual Retainer for periods on or after January 1, 1999, 100% of the amount by which the Annual Retainer or Annual Retainers for such period was increased. For this purpose, the annual retainer for any fraction of a Board Year shall be pro-rated based on the portion of the Board Year occurring from and after the date that the increased Annual Retainer became effective.

     (f) In order to compensate Nonemployee Directors for meeting fees that would otherwise have been paid between January 1, 1999, and the date of the Annual Meeting of the Corporation's Shareholders held in 1999, each Nonemployee Director shall be issued Restricted Shares having a fair market value as of January 1, 1999, equal to $3,500.

4. FAIR MARKET VALUE.

     For purposes of converting dollar amounts to a number of Restricted Shares: the Fair Market Value of each Restricted Share shall be equal to the average closing price of one share of the Corporation's Shares on the NASDAQ National Market System on the ten trading days preceding the date on which such Restricted Shares are issued; and Restricted Shares shall be rounded to the nearest whole share.

5. RESTRICTED SHARES.

     Shares issued under Section 3 shall be restricted ("Restricted Shares") and may not be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of (including, without limitation, transfer by gift or donation). Such restrictions shall lapse upon the first to occur of the following events (but only as to that number of Restricted Shares that were issued to a Nonemployee Director in payment of the Annual Retainer for Board Years commencing prior to such event):

     (a) Death of the Nonemployee Director;

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     (b) Disability of the Nonemployee Director preventing continued service on the Board;

     (c) Retirement of the Nonemployee Director from the Board in accordance with the policy of the Corporation, if any, on retirement of Nonemployee Directors then in effect;

     (d) Termination of service as a director by reason of (i) resignation at the request of the Board, (ii) the director's failure to have been nominated for re-election to the Board or to have been re-elected by the shareholders of the Corporation or (iii) the director's removal by the shareholders of the Corporation; or

     (e) A change in control (as defined in Section B) of the Corporation shall occur.

     The certificates for Shares which are subject to this Section may, at the option of the Secretary of the Corporation, be held by the Corporation until the lapse of restrictions as provided in this Section, provided, however, the Nonemployee Director shall be entitled to all voting, dividend and distribution rights for such Shares.

     Upon the occurrence of an event causing the restrictions on Restricted Shares held by a Nonemployee Director to lapse, those Restricted Shares held by such Nonemployee Director as to which the restrictions do not lapse (that is, the number of Restricted Shares issued to such Nonemployee Director in payment of the Annual Retainer for Board Years commencing on or after the occurrence of such event) shall be forfeited and revert to the Corporation.

6. CHANGE IN CONTROL.

     For purposes of this Plan, "change in control" means:

     (a) A majority of the directors of the Corporation shall be persons other than persons

          (i) For whose election proxies shall have been solicited by the Board, or

          (ii) Who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships,

     (b) 30% or more of the outstanding voting stock of the Corporation is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any

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     person (other than the Corporation or a subsidiary of the Corporation) or group of persons acting in concert (other than the acquisition and beneficial ownership by a parent corporation or its wholly owned subsidiaries, as long as they remain wholly owned subsidiaries, of 100% of the outstanding voting stock of the Corporation as a result of a merger which complies with paragraph (c)(i)(2) hereof in all respects), or

     (c) The shareholders of the Corporation approve a definitive agreement or plan to

          (i) Merge or consolidate the Corporation with or into another corporation other than

               (1) a merger or consolidation with a subsidiary of the Corporation or

               (2) a merger in which

                    (A) the Corporation is the surviving corporation,

                    (B) no outstanding voting stock of the Corporation (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property (except (I) voting stock of a parent corporation owning directly, or indirectly through wholly owned subsidiaries, both beneficially and of record 100% of the voting stock of the Corporation immediately after the merger and (II) cash upon the exercise by holders of voting stock of the Corporation of statutory dissenters' rights).

                    (C) the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of the Corporation immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 70% of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving corporation or its parent corporation, and

                    (D) If voting stock of the parent corporation is exchanged for voting stock of the Corporation in the merger, all holders of any class or series of voting stock of the Corporation immediately prior to the merger have the right to receive substantially the same per share

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                    consideration in exchange for their voting stock of the
                    Corporation as all other holders of such class or series,

          (ii) exchange, pursuant to a statutory exchange of shares of voting stock of the Corporation held by shareholders of the Corporation immediately prior to the exchange, shares of one or more classes or series of voting stock of the Corporation for cash, securities, or other property,

          (iii) sell or otherwise dispose of all or substantially all of the assets of the Corporation (in one transaction or a series of transactions), or

          (iv) liquidate or dissolve the Corporation.

7. FORFEITURE.

     In addition to the forfeiture provided for in the final paragraph of
Section 5 hereof, if a Nonemployee Director ceases to be a Director of the Corporation within six months after the date of an issuance of Restricted Shares for any reason or thereafter for any reason other than upon the occurrence of one of the events described in Section 5, then all Restricted Shares issued to such Nonemployee Director pursuant to this Plan shall be forfeited and revert to the Corporation.

8. FRACTIONS OF SHARES.

     The Corporation shall not be required to issue fractions of Shares. Whenever under the terms of the Plan a fractional Share would be required to be issued, an amount in lieu thereof shall be paid in cash for such fractional Share based upon the same Fair Market Value as was utilized to determine the number of Shares to be issued on the relevant issuance date.

9. WITHHOLDING TAXES.

     Whenever under the Plan Shares are to be issued, restrictions are to be changed or eliminated or, in the judgment of the Corporation, it is appropriate, the Corporation shall have the right to require the recipient to remit to the Corporation an amount in cash sufficient to satisfy any applicable federal, state and local withholding tax requirements.

10.GENERAL RESTRICTION.

     The issuance of Shares or the delivery of certificates for such Shares to Nonemployee Directors hereunder shall be subject to the requirement that, if at any time the Secretary of the Corporation shall reasonably determine, in his or her discretion, that the listing, registration or qualification of such Shares upon any securities exchange or under any

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state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such issuance or delivery hereunder, such issuance or delivery shall not take place unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Secretary.

11.AMENDMENT; TERM; SHARES AVAILABLE.

     The Board may, at any time, amend or terminate the Plan; provided that no amendment or termination shall, without the consent of a Nonemployee Director, reduce such Nonemployee Director's rights in respect of Restricted Shares previously granted. No Shares shall be issued pursuant to this Plan in lieu of any Annual Retainer for any period commencing after the Annual Meeting of the Corporation's shareholders in 2011. Not more than 125,000 Shares may be issued under this Plan; provided, that in the event of a recapitalization, reclassification, stock dividend, stock split, stock combination, or other relevant change affecting the capitalization of the Corporation, the number of shares issuable under this Plan shall be appropriately adjusted. If at any time there are not sufficient Shares available under this Plan to permit the issuance of all of the Restricted Shares to be issued at such time pursuant to Section 3, then this Plan shall automatically terminate and no further Shares shall be issued hereunder.

12.RIGHTS UNDER PLAN.

     The Plan confers no right to be nominated or elected to the Board nor does it confer any rights to continue to serve on the Board independent of the Corporation's by-laws and applicable public law. Prior to actual issuance of Shares, no rights to dividends or voting rights are conferred by the Plan.

13.CONSTRUCTION AND ADMINISTRATION.

     The Plan shall be construed and interpreted in accordance with Minnesota law. The ministerial duties of administering this Plan are delegated to the Secretary.

14.EFFECTIVENESS.

     The Plan originally became effective on May 7, 1993, and was amended and restated effective January 1, 1995. The further amendment and restatement of the Plan shall be effective January 1, 1999; provided, however, that the amendment and restatement of the Plan effective January 1, 1999, and the issuance of additional shares pursuant thereto shall be subject to approval by the Corporation's shareholders at the Annual Meeting thereof in the year 1999. If the Plan, as amended and restated effective January 1, 1999, is not approved by the shareholders of the Corporation at the Annual Meeting thereof in the year 1999, then the amendment and restatement of the Plan effective January 1, 1999, shall be null and void and

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any additional Restricted Shares issued pursuant thereto, together with any dividends or distributions thereon, shall be forfeited and revert to the Corporation.

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